Exhibit (i)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 28, 2019

ARK ETF Trust

c/o ARK Investment Management LLC

3 East 28th Street, 7th Floor

New York, NY 10016

Re:	ARK ETF Trust
File Nos. 333-191019 and 811-22883

Dear Ladies and Gentlemen:

We have acted as counsel for ARK ETF Trust, a Delaware statutory trust (the “Trust”), and its separate series, ARK Fintech Innovation ETF (the “Fund”), in connection with Post-Effective Amendment No. 17 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and Amendment No. 22 pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”).

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware; the Agreement and Declaration of Trust of the Trust dated as of June 7, 2013, as may be amended to date; the Amended and Restated By-Laws of the Trust dated as of February 16, 2016, as may be amended to date; certain resolutions adopted by the Board of Trustees of the Trust; and the exemptive order applicable to the Trust issued by the Commission under the Investment Company Act permitting the Trust to operate as an exchange-traded fund (the “Exemptive Order”). We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Board of Trustees of the Trust; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Fund on which we have relied for the purposes of this opinion are true and correct; (v) compliance by the applicants with each of the conditions contained in the applications, as amended, for the Exemptive Order; and (vi) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Fund’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP
Dechert LLP